[LOGO]                          GENERAL CONSULTING AGREEMENT
                                Isotope Solutions, Inc.
Chesapeake Regulatory Group     May 25, 2001

This agreement is made on May 25, 2001, between Isotope Solutions, Inc. located at 700 Stewart Avenue, Garden City, NY 11530 (herein referred to as ISI) and Chesapeake Regulatory Group located at 6574 River Clyde Drive, Highland, MD 20777 (herein referred to as CRG).

Scope of Work:

CRG will serve as a regulatory affairs consultant providing ISI with review and advice on FDA regulatory issues related to the development of their planned drug products and other issues that may arise.

Consideration:

ISI agrees to pay CRG $250.00/hour for the regulatory affairs consulting services of David Zuchero, M.S., J.D. The minimum billable time will be 15 minutes. CRG will keep accurate records of the hours spent on ISI projects. ISI will reimburse CRG for approved travel and lodging associated with ISI projects. CRG will invoice ISI for services rendered on a monthly basis or as directed by ISI and ISI agrees to reimburse CRG within 30 days of receipt of these invoices.

Terms and Termination:

This agreement shall become effective as of the date that this agreement is signed. If the project is terminated without cause by either ISI or CRG before project completion, ISI will reimburse CRG for all fees and expenses incurred up to, and including the termination date.

Independent Contractor:

In conducting these services, CRG is acting as an independent contractor without the capacity to legally bind ISI and is not an agent or employee of ISI.

Indemnification:

ISI fully indemnifies and holds harmless CRG, its representatives and assigns against and in respect of any and all demands, damages, expenses, losses, costs, causes of action or investigations of any kind whatsoever, including all actions, suits proceedings, demands, judgments and cost (consisting of, but not limited to, the cost of enforcing this indemnification and actual attorney's fees.)

General:

These consulting services will be carried out in cooperation with ISI who will make available to CRG the appropriate supporting information, documents and resources. All services performed shall be deemed work-for-hire, and all work products shall be the property of ISI.

During and after the term of this agreement, CRG will maintain confidentiality of all information as specified in the confidentiality agreement dated as of May 25, 2001.

Changes to the terms of this agreement must be in writing and signed by both parties. This agreement expires on May 25, 2002.

This agreement is the entire agreement and understanding between ISI and CRG, and supersedes and replaces all prior and contemporaneous agreements, written or oral. This agreement also supersedes and replaces the consulting agreement between CRG and Center for Molecular Medicine dated August 18, 2000.

Isotope Solutions, Inc.                    Chesapeake Regulatory Group


Accepted by:  /s/ Jack Schwartzberg        Accepted by:   /s/ David Zuchero
              ---------------------                       -----------------
              Jack Schwartzberg                           David Zuchero
              Chairman and CEO                            President

Date:         May 25, 2001                 Date:          May 25, 2001

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Chesapeake Regulatory Group        Planning, writing and submitting for approval